Exhibit 5.4

[HELMERS’ LETTERHEAD]

October 26, 2009

Black Hills Power, Inc.

625 Ninth Street

Rapid City, South Dakota 57701

Re:	Black Hills Power, Inc.
Registration Statement on Form S-3
File No. 333-150669-01 (the “Registration Statement”)

Gentlemen:

I am Senior Vice President-General Counsel of Black Hills Power, Inc., a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Registration Statement and with respect to the issuance and sale by the Company of $180 million aggregate principal amount of first mortgage bonds, 6.125% Series AF due 2039 (the “First Mortgage Bonds”) offered pursuant to that certain Prospectus Supplement dated October 22, 2009 (the “Prospectus Supplement”) and the accompanying Prospectus dated October 22, 2009. The First Mortgage Bonds are to be issued under that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999, between the Company and The Bank of New York Mellon, successor in interest to the original and succeeding trustees (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture dated as of August 13, 2002, between the Company and the Trustee, and a Second Supplemental Indenture to be dated as of October 27, 2009, between the Company and the Trustee (collectively, the “Indenture”).

In reaching the conclusions expressed in this opinion, I, or persons responsible to me, have examined (i) the Company’s restated articles of incorporation, as amended, and bylaws, (ii) the Registration Statement, and (iii) the Indenture. In addition, I have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I, or persons responsible to me, have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me, or persons responsible to me, as originals, the conformity to original documents of all documents submitted to me, or persons responsible to me, as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the First Mortgage Bonds have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of that certain Underwriting Agreement dated October 22, 2009 (the “Underwriting Agreement”) by and among the Company and the Representatives (as defined in the Underwriting Agreement), will be legally issued and constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

My opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

I am a member of the bar of the State of South Dakota, and accordingly, the opinion expressed herein is based upon and limited exclusively to the laws of the State of South Dakota and the laws of the United States of America, insofar as such laws are applicable.

I hereby consent to the use of this opinion as Exhibit 5.4 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to me under the caption “Legal Opinions” therein. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you as to changes of fact or law coming to my attention after the date hereof.

Sincerely,

/s/ Steven J. Helmers

Steven J. Helmers,
Senior Vice President-General Counsel